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                                   Exhibit 21
                    Subsidiaries of Total Containment, Inc.



Company                           State or Country of Incorporation
-------                           ---------------------------------

American Containment, Inc.        Delaware

FMW Inc.                          Delaware

Total Containment FSC, Inc.       Barbados

Rene Morin, Inc.                  Delaware

TCI-Environment N.V.              Belgium